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                                                                    Exhibit 99.4





                            NEW VALLEY HOLDINGS, INC.


                              FINANCIAL STATEMENTS



                               SEPTEMBER 30, 1997


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                            NEW VALLEY HOLDINGS, INC.

                              FINANCIAL STATEMENTS


                                TABLE OF CONTENTS




                                                                                                        Page
                                                                                                        -----
   Balance Sheets as of September 30, 1997 and December 31, 1996..................................        2

   Statements of Operations for the three months and nine months ended
        September 30, 1997 and September 30, 1996.................................................        3

   Statement of Stockholder's Equity (Deficit) for the nine months ended
        September 30,1997.........................................................................        4

   Statements of Cash Flows for the nine months ended September 30, 1997
        and September 30, 1996....................................................................        5

   Notes to Financial Statements..................................................................        6


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                            NEW VALLEY HOLDINGS, INC.
                                 BALANCE SHEETS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                          September 30,       December 31,
                                                                              1997                1996
                                                                          ------------        ------------
ASSETS

  Cash and cash equivalents ......................................        $      7            $       1

  Investment in New Valley: ......................................        --------            ---------
    Redeemable preferred stock ...................................          56,886               72,962
    Common stock .................................................         (56,886)             (72,962)
                                                                          --------            ---------

    Total investment in New Valley ...............................        --------            ---------

  Total assets ...................................................        $      7            $       1
                                                                          ========            =========


LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)

  Payable to parent ..............................................        $     45            $       4
  Accrued expenses ...............................................                                    7
  Current income taxes payable to parent .........................           6,302                6,312
                                                                          --------            ---------

  Total liabilities ..............................................           6,347                6,323
                                                                          --------            ---------

  Commitments and contingencies

  Common stock, $0.01 par value, 100 shares authorized,
    issued and outstanding
  Additional paid-in capital .....................................           7,633                7,633
  Deficit ........................................................         (21,973)                (727)
  Other ..........................................................           8,000              (13,228)
                                                                          --------            ---------

  Total stockholder's equity (deficit) ...........................          (6,340)              (6,322)
                                                                          --------            ---------

  Total liabilities and stockholder's equity (deficit) ...........        $      7            $       1
                                                                          ========            =========


                  The accompanying notes are an integral part
                          of the financial statements.


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
                           NEW VALLEY HOLDINGS, INC.
                            STATEMENTS OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                               ---------------------------------------------------------------------
                                                                      Three Months Ended                  Nine Months Ended
                                                               ---------------------------------------------------------------------
                                                                    Sept. 30,        Sept. 30,         Sept. 30,      Sept. 30,
                                                                      1997              1996             1997            1996
                                                               ---------------------------------------------------------------------
Equity in loss of New Valley..............................          $(7,018)        $ (4,836)         $(21,343)         $(7,818)

Interest income...........................................                                 7                 6               55

General and administrative expenses ......................               (4)             (13)              (34)             (17)
                                                                    -------         --------          --------          -------

Loss from continuing operations before
     income taxes.........................................           (7,022)          (4,842)          (21,371)          (7,780)
                                                                    -------         --------          --------          -------

(Benefit) provision for income taxes:
   Current................................................               (2)           1,297               (10)           1,745
   Deferred...............................................              (24)           7,212               (40)           4,004
                                                                    -------         --------          --------          -------

Income tax (benefit) provision............................              (26)           8,509               (50)           5,749
                                                                    -------         --------          --------          -------

Loss from continuing operations...........................           (6,996)         (13,351)          (21,321)         (13,529)

Income from discontinued operations of
   New Valley, net of income taxes........................               45                                 75
                                                                    -------         --------          --------          -------

Net loss..................................................          $(6,951)        $(13,351)         $(21,246)        $(13,529)
                                                                    =======         ========          ========         ========


                  The accompanying notes are an integral part
                          of the financial statements.


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
                           NEW VALLEY HOLDINGS, INC.
                   STATEMENT OF STOCKHOLDER'S EQUITY (DEFICIT)
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                              Additional
                                            Common Stock        Paid-In
                                         Shares     Amount      Capital        Deficit         Other          Total
                                         ------     ------      -------        -------         -----          -----

Balance, December 31, 1996..........      100                     $7,633        $   (727)     $(13,228)      $ (6,322)

Proportionate share of New
  Valley's capital transactions.....                                                             9,435          9,435

Unrealized holding gain on
  investment in New Valley..........                                                            11,793         11,793

Net loss............................                                             (21,246)                     (21,246)
                                          ---     ---------       ------        --------      --------         ------

 Balance, September 30, 1997.........     100     $               $7,633        $(21,973)     $  8,000       $  6,340
                                          ===     =========       ======        ========      ========       ========


                  The accompanying notes are an integral part
                          of the financial statements.


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
                           NEW VALLEY HOLDINGS, INC.
                            STATEMENTS OF CASH FLOWS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                             ---------------------------------------------
                                                                                           Nine Months Ended
                                                                             ---------------------------------------------
                                                                                 September 30,          September 30,
                                                                                     1997                    1996
                                                                             ---------------------------------------------
Net cash provided by operating activities................................           $       6            $        49
                                                                                    ---------            -----------

Cash flows from investing activities:
  Dividends received from New Valley.....................................                                     24,733
                                                                                    ---------            -----------
Net cash provided by investing activities................................                                     24,733
                                                                                    ---------            -----------

Cash flows from financing activities:
  Distributions paid to parent...........................................                                    (25,507)
                                                                                    ---------            -----------
Net cash used in financing activities....................................                                    (25,507)
                                                                                    ---------            -----------

Net increase (decrease) in cash and cash equivalents.....................                   6                   (725)

Cash and cash equivalents at beginning of period.........................                   1                    726
                                                                                    ---------            -----------

Cash and cash equivalents at end of period...............................           $       7            $         1
                                                                                    =========            ===========


                  The accompanying notes are an integral part
                          of the financial statements.


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
                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


1.    PRINCIPLES OF REPORTING

      Organization. New Valley Holdings, Inc. (the "Company") was formed on September 9, 1994 by BGLS Inc. ("BGLS") to act as a holding company for certain stock investments in New Valley Corporation ("New Valley"). BGLS owns 100% of the authorized, issued and outstanding common stock of the Company. BGLS is a wholly-owned subsidiary of Brooke Group Ltd. ("Brooke").

      The interim financial statements of the Company are unaudited and, in the opinion of management, reflect all adjustments necessary (which are normal and recurring) to present fairly the Company's financial position, results of operations and cash flows. These financial statements should be read in conjunction with the financial statements and the notes thereto included as Exhibit 99.3 in Brooke's and BGLS' Annual Report on Form 10-K, as amended, for the year ended December 31, 1996, as filed with the Securities and Exchange Commission. The results of operations for interim periods should not be regarded as necessarily indicative of the results that may be expected for the entire year.

      Certain amounts in the 1996 financial statements have been reclassified to conform to the 1997 presentation.

      USE OF ESTIMATES AND ASSUMPTIONS:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.


2.    INVESTMENT IN NEW VALLEY CORPORATION

      The Company's investment in New Valley at September 30, 1997 is summarized below:

                                                                                        Unrealized
                                          Number of         Fair       Carrying          Holding
                                           Shares           Value       Amount             Loss
                                          ---------        -------    ---------        -----------
   Class A Preferred Shares.......          618,326        $56,886    $ 56,886           $(13,089)
   Common Shares..................        3,969,962(A)       3,474     (56,886)
                                                           -------    --------           --------
                                                           $60,360    $                  $(13,089)
                                                           =======    ========           ========

         (A) Gives effect to July 1996 one-for-twenty reverse stock split.


      The $15.00 Class A Increasing Rate Cumulative Senior Preferred Shares ($100 Liquidation Value), $.01 par value (the "Class A Preferred Shares"), are accounted for as debt securities pursuant to the requirements of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and are classified as available-for-sale. Through September 1996, earnings on the Class A Preferred Shares were comprised of dividends accrued during the period and the accretion of the difference between the Company's basis and their mandatory redemption price. New Valley's Common Shares, $.01 par value (the "Common Shares") were accounted for pursuant to APB No. 18, "The Equity Method of Accounting for Investments in Common Stock".


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                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)
                                   (UNAUDITED)


      During the quarter ended September 30, 1996, the decline in the market value of the Class A Preferred Shares, the dividend received on the Class A Preferred Shares and the Company's equity in losses incurred by New Valley caused the carrying value of the Company's investment in New Valley to be reduced to zero. Beginning in the fourth quarter of 1996, the Company suspended the recording of its earnings on the dividends accrued and the accretion of the difference between the Company's basis in the Class A Preferred Shares and their mandatory redemption price.

      At September 30, 1997, the Company's investment in New Valley consisted of an approximate 42% voting interest. The Company's investment is represented by 618,326 Class A Preferred Shares (57.7%) and 3,969,962 Common Shares (41.5%) after giving effect to a one-for-twenty reverse stock split by New Valley in July 1996.

      During the nine months ended September 30, 1996, New Valley repurchased 72,104 Class A Preferred Shares for a total amount of $10,530. The Company has recorded its proportionate interest in the excess of the carrying value of the shares over the cost of the shares repurchased as a credit to additional paid-in capital in the amount of $1,773, along with other New Valley capital transactions of $10,055 for this period. No such repurchases have been made during the nine months ended September 30, 1997. The Company's share of other New Valley capital transactions were $9,435 for the nine months ended September 30, 1997, which represents the Company's portion of the unrealized gain on investment securities at New Valley.

      The Class A Preferred Shares of New Valley are required to be redeemed on January 1, 2003 for $100.00 per share plus dividends accrued to the redemption date. The shares are redeemable, at any time, at the option of New Valley, at $100.00 per share plus accrued dividends. The holders of Class A Preferred Shares are entitled to receive a quarterly dividend, as declared by the Board of Directors, payable at the rate of $19.00 per annum. At September 30, 1997, the accrued and unpaid dividends arrearage was $150,871 ($140.81 per share). As of September 30, 1996, the Company had received $24,733 ($40.00 per share) in dividend distributions.


3.    NEW VALLEY CORPORATION

      Summarized financial information for New Valley as of September 30, 1997 and December 31, 1996 and for the three and nine months ended September 30, 1997 and 1996 follows:

                                                       September 30,        December 31,
                                                            1997                1996
                                                     -------------------------------------
Current assets, primarily cash and marketable
   securities...................................         $ 140,465            $ 183,720
Non-current assets..............................           326,368              222,820
Current liabilities.............................           131,593               98,110
Non-current liabilities.........................           194,040              170,223
Redeemable preferred stock......................           245,740              210,571
Shareholders' equity (deficit)..................          (104,540)             (72,364)


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                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)
                                   (UNAUDITED)


                                                  ---------------------------------------------------------------
                                                        Three Months Ended              Nine Months Ended
                                                  ---------------------------------------------------------------
                                                    Sept. 30,       Sept. 30,       Sept. 30,       Sept. 30,
                                                       1997            1996            1997            1996
                                                  ---------------------------------------------------------------
Revenues......................................       $26,448         $21,276         $70,605      $  83,710
Costs and expenses............................        34,378          28,998          95,897        102,314
Loss from continuing operations...............        (6,830)         (7,105)        (22,313)       (17,589)
Income (loss) from discontinued operations....           256          (5,339)            369         (4,501)
Net loss applicable to common shares(A).......       (24,141)        (27,844)        (72,241)       (64,319)


      (A)Considers all preferred accrued dividends, whether or not declared, and the excess of carrying value of redeemable preferred shares over cost of shares purchased.

      ACQUISITION OF COMMON SHARES OF BML:

      On January 31, 1997, New Valley acquired substantially all the common shares of BrookeMil Ltd., a real estate investment company doing business in Russia, from Brooke Overseas Ltd. ("BOL"), for $55,000, $21,500 payable in cash and a promissory note of $33,500. During the second quarter 1997, New Valley paid BOL $21,500, representing a portion of the promissory note together with accrued interest thereon. As of September 30, 1997, the balance remaining on the note was $12,000, subsequently reduced to $8,500 which is due on or before December 31, 1997.

      RJR NABISCO HOLDINGS CORP.:

      At September 30, 1997, New Valley held 762,650 shares of RJR Nabisco Holdings Corp. ("RJR Nabisco") common stock with a market value of $26,216 (cost of $23,378). The unrealized gain on New Valley's investment in RJR Nabisco common stock was $2,838 at September 30, 1997.


4.    FEDERAL INCOME TAX

      At September 30, 1997, the Company had $8,400 of unrecognized net deferred tax assets, comprised primarily of future deductible temporary differences. A valuation allowance has been provided against this deferred tax asset as it is presently deemed more likely than not that the benefit of the tax asset will not be utilized. The Company continues to evaluate the realizability of its deferred tax assets and its estimate is subject to change.

      The provision for taxes for the nine-month period ended September 30, 1997 does not bear a customary relationship to the pretax income for the Company due principally to the effects of the 80% dividends received deduction for Federal taxes. The benefit for income taxes at September 30, 1997 is based on the current taxable loss.


5.    CONTINGENCIES

      BGLS has pledged its ownership interest in the Company's common stock and the Company's investments in the New Valley securities as collateral in connection with the issuance of BGLS'


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                            NEW VALLEY HOLDINGS, INC.
                          NOTES TO FINANCIAL STATEMENTS
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS) - (CONTINUED)
                                   (UNAUDITED)


      15.75%Senior Secured Notes ("BGLS Notes") due 2001. Liggett Group Inc., a subsidiary of BGLS, has engaged in negotiations with its note holders to restructure the terms of its Senior Secured Notes. During such negotiations, BGLS postponed its interest payment of approximately $18,338 due July 31, 1997, on the BGLS Notes. A Standstill Agreement and Consent (the "Standstill Agreement") was reached on August 28, 1997, as amended, among the holders of more than 83% of the BGLS Notes and BGLS whereby each of such principal holders of the BGLS Notes waived the right to receive on August 29, 1997 its pro rata share of the July 31, 1997 interest payment (in total, $15,340). On August 29, 1997, BGLS made the interest payment on the BGLS Notes to all holders other than the principal holders discussed above. Pending completion of the negotiations with the principal holders, such holders have agreed with BGLS that they will be entitled to receive their portion of the July 31, 1997 interest payment only after giving BGLS 20 days' notice but in any event by December 10, 1997.




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